Exhibit 99.1

Company Contact:
James S. Scully
Chief Administrative Officer and Chief Financial Officer (212) 209-8040

Investor Contact:
Allison Malkin/Joe Teklits
ICR, Inc.
(203) 682-8200

J. CREW GROUP, INC. ANNOUNCES SECOND QUARTER FISCAL 2010 RESULTS

Second Quarter Revenues Rise 14% to $407.5 million

Second Quarter Diluted Earnings Per Share of $0.53

New York, NY – August 26, 2010 – J. Crew Group, Inc. [NYSE:JCG] today announced financial results for the three months (second quarter) and six months (first six months) ended July 31, 2010.

Second Quarter highlights:

•

Revenues increased 14% to $407.5 million. Store sales increased 14% to $295.0 million, with comparable store sales increasing 11%. Comparable store sales decreased 5% in the second quarter of fiscal 2009. Direct sales (Internet and Phone) increased 16% to $102.5 million. Direct sales increased 6% to $88.2 million in the second quarter of fiscal 2009.

•	Gross margin increased to 44.6% of revenues from 41.2% of revenues in the second quarter of fiscal 2009.

•

Operating income increased 83% to $59.0 million, or 14.5% of revenues, compared to $32.2 million, or 9.0% of revenues, in the second quarter of fiscal 2009. Operating income in the second quarter of fiscal 2010 includes a benefit of $3.2 million in share-based compensation for recognition of forfeited share-based awards resulting primarily from the resignation of our President of Retail and Direct. Operating income in the second quarter of fiscal 2009 included charges of $2.6 million related to underperforming stores and lease termination actions.

•	Net income was $34.9 million, or $0.53 per diluted share, compared to net income of $18.6 million, or $0.29 per diluted share, in the second quarter of fiscal 2009.

Millard Drexler, J. Crew’s Chairman and CEO stated: “While we are really pleased with the second quarter, it is more critical than ever to continue to move forward and invest in our business for quality, long term, earnings growth. It’s about moving, doing, creating – it never stops.”

First Six Months highlights:

•

Revenues increased 17% to $821.4 million. Store sales increased 17% to $585.0 million, with comparable store sales increasing 13%. Comparable store sales decreased 5% in the first six months of fiscal 2009. Direct sales increased 18% to $216.9 million. Direct sales decreased 0.3% to $183.5 million in the first six months of fiscal 2009.

•	Gross margin increased to 46.8% of revenues from 41.7% of revenues in the first six months of fiscal 2009.

•

Operating income increased 99% to $134.4 million, or 16.4% of revenues, compared to $67.5 million, or 9.6% of revenues, in the first six months of fiscal 2009. Operating income in the first six months of fiscal 2010 includes a benefit of $3.2 million in share-based compensation for recognition of forfeited share-based awards resulting primarily from the resignation of our President of Retail and Direct. Operating income in the first six months of fiscal 2009 included charges of $4.9 million related to our workforce reduction, underperforming stores and lease termination actions.

•	Net income was $79.6 million, or $1.21 per diluted share, compared to net income of $39.1 million, or $0.61 per diluted share, in the first six months of fiscal 2009.

Balance Sheet highlights as of July 31, 2010:

•	Cash and cash equivalents were $340.5 million at the end of the second quarter compared to $204.3 million at the end of the second quarter in the prior year.

•

Inventories at the end of the second quarter were $219.5 million compared to $195.3 million at the end of the second quarter of fiscal 2009. Inventory per square foot increased 10% as compared to the end of the second quarter of fiscal 2009.

•

Debt was $49.2 million at the end of the second quarter compared to $99.7 million at the end of the second quarter in the prior year. On August 24, 2010 the Company provided notice under its credit agreement of its intent to make a voluntary prepayment on August 31, 2010 of the remaining outstanding loan balance.

Guidance

For fiscal 2010 the Company currently expects diluted earnings per share in the range of $2.25 to $2.35, which includes a benefit of $0.03 for recognition of forfeited share-based awards from the resignation of our President of Retail and Direct, as compared to its previous guidance range of $2.35 to $2.45 and fiscal 2009 diluted earnings per share of $1.91. For the third quarter of fiscal 2010 the Company expects diluted earnings per share in the range of $0.55 to $0.60.

Conference Call Information

A conference call to discuss second quarter results is scheduled for today, August 26, 2010, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until September 2, 2010 and can be accessed by dialing (877) 660-6853 and entering account number 3055 and conference ID number 354793.

About J. Crew Group, Inc.

J. Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of August 26, 2010, the Company operates 247 retail stores (including 220 J.Crew retail stores, 9 crewcuts stores and 18 Madewell stores), the J. Crew catalog business, jcrew.com, madewell.com and 81 factory outlet stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, our ability to compete with other retailers, the performance of the Company’s products within the prevailing retail environment, our strategy and expansion plans, systems upgrades, reliance on key personnel, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J. Crew Group, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except percentages and per share amounts)	Three Months Ended July 31, 2010	Three Months Ended August 1, 2009	Six Months Ended July 31, 2010	Six Months Ended August 1, 2009
Net sales
Stores	$294,999	$259,080	$584,980	$499,806
Direct	102,511	88,171	216,866	183,531

	397,510	347,251	801,846	683,337

Other	10,009	10,304	19,552	19,988

Total Revenues	407,519	357,555	821,398	703,325

Costs of goods sold, buying and occupancy costs	225,967	210,327	437,248	410,160

Gross Profit	181,552	147,228	384,150	293,165
As a percent of revenues	44.6%	41.2%	46.8%	41.7%

Selling, general administrative expenses	122,540	115,016	249,719	225,685
As a percent of revenues	30.1%	32.2%	30.4%	32.1%

Operating income	59,012	32,212	134,431	67,480
As a percent of revenues	14.5%	9.0%	16.4%	9.6%

Interest expense, net	632	1,078	1,259	2,155

Income before income taxes	58,380	31,134	133,172	65,325

Provision for income taxes	23,471	12,524	53,537	26,270

Net income	$34,909	$18,610	$79,635	$39,055

Income per share:
Basic	$0.55	$0.30	$1.26	$0.63
Diluted	$0.53	$0.29	$1.21	$0.61

Weighted average shares outstanding:
Basic	63,242	62,323	63,240	62,227
Diluted	65,917	64,326	65,993	63,864

Exhibit (2)

J. Crew Group, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	July 31, 2010	January 30, 2010	August 1, 2009

Assets
Current assets:
Cash and cash equivalents	$340,489	$298,107	$204,274
Inventories	219,526	190,231	195,295
Prepaid expenses and other current assets	29,203	29,522	32,158
Prepaid Income taxes	7,876	1,455	963

Total current assets	597,094	519,315	432,690

Property and equipment, net	188,476	194,615	203,223

Other assets	24,428	24,628	19,857

Total assets	$809,998	$738,558	$655,770

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$131,311	$127,733	$116,110
Other current liabilities	89,204	106,652	82,207
Current portion of long-term debt (Note A)	49,229	—	1,028
Deferred income taxes, net	958	958	4,049

Total current liabilities	270,702	235,343	203,394

Long-term debt (Note A)	—	49,229	98,715

Deferred credits	64,548	67,646	72,185

Other liabilities	10,486	10,462	7,001

Stockholders’ equity	464,262	375,878	274,475

Total liabilities and stockholders’ equity	$809,998	$738,558	$655,770

Note A – On August 24, 2010, the Company notified its lenders that it would make a voluntary prepayment of the remaining outstanding balance on its credit agreement on August 31, 2010. As a result, debt amounts have been classified as current portion of long-term debt as of July 31, 2010.

Exhibit (3)

Actual and Projected Store Count and Square Footage (Note 1)

Fiscal 2010		(Note 2)
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter (Actual)	321	4	0	325
2nd Quarter (Actual)	325	3	1	327
3rd Quarter (Projected)	327	4	0	331
4th Quarter (Projected)	331	4	0	335

Fiscal 2010
Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter (Actual)	1,958,140	20,168	(615)	1,977,693
2nd Quarter (Actual)	1,977,693	12,631	(7,822)	1,982,502
3rd Quarter (Projected)	1,982,502	14,257	0	1,996,759
4th Quarter (Projected)	1,996,759	25,102	0	2,021,861

Note 1 – Store count and square footage summary excludes three clearance store locations. Above summary also includes one factory store that is temporarily closed at the time of this announcement due to flooding.

Note 2 – Actual and Projected number of stores opened during Fiscal 2010 by quarter:

1st Quarter – two retail and two factory stores (Actual).

2nd Quarter – one retail, one factory and one Madewell store (Actual).

3rd Quarter – two retail, one factory and one Madewell store (Projected).

4th Quarter – two factory, one factory crewcuts and one Madewell stores (Projected).